As filed with the Securities and Exchange Commission on March 13, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

American Capital Mortgage Investment Corp.

(Exact Name of Registrant as Specified in Its Governing Instruments)

American Capital Mortgage Investment Corp.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
(301) 968-9220

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Samuel A. Flax, Esq.
American Capital Mortgage Investment Corp.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
(301) 968-9220

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	David C. Wright, Esq. Trevor K. Ross, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219 (804) 788-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒    333-179647

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value	$49,958,000	$5,725.19

(1)	The registrant previously registered an aggregate of 11,500,000 shares of its common stock at an aggregate offering price not to exceed $249,790,000 on Form S-11 (File No. 333-179647), which registration statement was declared effective by the Securities and Exchange Commission on March 13, 2012. In accordance with Rule 462(b) promulgated under the Securities Act, and certain interpretations of the Securities and Exchange Commission with respect thereto, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the securities eligible to be sold under such registration statement is hereby registered.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	In reliance upon Rule 457(p) under the Securities Act of 1933, the registration fee has been satisfied by applying $5,725.19 of the previously paid filing fee of $58,050 (of which $7,846.07 remains) that was paid with respect to $500,000,000 aggregate initial offering price of securities that were previously registered pursuant to the Registration Statement on Form S-11 (File No. 333-173238) filed by American Capital Mortgage Investment Corp., $316,000,000 of which were not sold or available to cover over-allotments thereunder, leaving $36,688 of such previously paid amount remaining. Of such amount, $216 was applied to the filing fee payable pursuant to the Registration Statement on Form S-8 (File No. 333-176143) filed by American Capital Mortgage Investment Corp. and $28,625.93 was applied to the filing fee payable pursuant to the Registration Statement on Form S-11, as amended (File No. 333-179647).

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act.

EXPLANATORY NOTE

This registration statement is being filed by American Capital Mortgage Investment Corp. (the “Company”) pursuant to Rule 462(b) (“Rule 462(b)”) under the Securities Act of 1933 and General Instruction G of Form S-11. Pursuant to Rule 462(b), the contents of the Company’s registration statement on Form S-11, as amended (File No. 333-179647), including the exhibits thereto, which was declared effective by the Securities and Exchange Commission on March 13, 2012 (the “Initial Registration Statement”), are incorporated by reference into this registration statement. This registration statement covers the registration of an additional $49,958,000 aggregate offering price of shares of the Company’s common stock described in the prospectus constituting a part of the Initial Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits

EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of Venable LLP relating to the legality of the securities being registered

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters

23.1	Consent of Ernst & Young LLP

23.2	Consent of Venable LLP (included in Exhibit 5.1)

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on March 13, 2012.

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.

By:	/s/ Samuel A. Flax
Name:	Samuel A. Flax
Title:	Executive Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Malon Wilkus	Chair and Chief Executive Officer (Principal Executive Officer)	March 13, 2012
Malon Wilkus

/s/ John R. Erickson	Director, Chief Financial Officer and Executive Vice President (Principal Accounting and Financial Officer)	March 13, 2012
John R. Erickson

/s/ Robert M. Couch	Director	March 13, 2012
Robert M. Couch

/s/ Morris A. Davis	Director	March 13, 2012
Morris A. Davis

/s/ Larry K. Harvey	Director	March 13, 2012
Larry K. Harvey

/s/ Alvin N. Puryear	Director	March 13, 2012
Alvin N. Puryear

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